Sheet1

CMA Tax-Exempt Fund
File Number: 811-3111
CIK Number: 320281
For the Period Ending: 09/30/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six-month period ended September 30, 2000.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
04/12/2000	$6,300	Volusia Cty Fl Hlth/Wed	5.00%	11/01/2015
04/19/2000	38,440	Harris Co TX Hlth Facs	4.30	02/15/2027
04/19/2000	8,400	Long Island NY Pwr Auth	4.20	05/01/2033
04/24/2000	25,000	Long Island NY Pwr Auth	4.85	04/01/2025
05/18/2000	14,400	Long Island NY Pwr Auth	3.70	05/01/2033
05/24/2000	7,000	Harris Co TX Hlth Facs	5.00	02/15/2027
05/30/2000	10,360	Harris Co TX Hlth Facs	4.35	02/15/2027
06/23/2000	28,360	Harris Co TX Hlth Facs	5.05	02/15/2000
07/13/2000	17,900	Harris Co TX Hlth Facs	5.00	02/15/2027
08/10/2000	5,000	Lincoln County Wyo	4.50	11/01/2014
09/20/2000	12,400	Grand Forks ND Hlth Dly	5.00	12/01/2025
09/20/2000	31,000	Idaho Health Facs	5.00	07/01/2030
09/20/2000	13,000	Long Island NY Pwr Auth	5.00	05/01/2033
09/20/2000	14,100	South Fork Mun Auth Pa	5.00	07/01/2028

Last Updated on 11/28/2000
By Win95 User